Exhibit 99.1-Press Release

[1-800-FLOWERS.COM, Inc. LOGO]

Investor Contact:         Media Contacts:
Joseph D. Pititto         Ken Young                Mike Rosen, Bratskeir & Co.
(516) 237-6131            (516) 237-6102           (212) 233-2939 (Ext. 2939)
E-mail: invest@1800flowers.com  kyoung@1800flowers.com  mrosen@bratskeir.com




1-800-FLOWERS.COM(R) Expects Fiscal Second Quarter Revenues To Grow 8 Percent to $213 Million Driven by Online Revenue Growth of Approximately 20 Percent

         Company anticipates fiscal second quarter EPS of $0.20 representing growth of 33 percent compared with the prior year period

         Company reaffirms full fiscal-year guidance which calls for total revenue growth in a range of 7-to-10 percent and EPS growth in excess of 75 percent

Westbury, NY, January 6, 2004 - 1-800-FLOWERS.COM (NASDAQ: FLWS), a leading multi-channel retailer of thoughtful gifts for all occasions, today said the Company anticipates achieving record total revenue of approximately $213 million in its recent fiscal second quarter ended December 28, 2003. The revenue figure represents total revenue growth of approximately 8 percent compared with revenue of $197.4 million reported in the prior year period.

The Company said it expects to report online sales growth of approximately 20 percent for the quarter while telephonic revenues are expected to remain flat compared with the prior year period as more customers utilize the Company's online channels. Based on the sales growth, combined with a continued focus on managing operating expenses, the Company anticipates reporting fully diluted EPS of approximately $0.20, representing growth of 33 percent compared with EPS of $0.15 in the prior year period.

Jim McCann, CEO of 1-800-FLOWERS.COM, said, "During the holiday shopping period we saw consumers' purchasing preferences shift from "nesting" products for the home to more personal gifts. As a result, sales of our floral gifts as well as our children's gifts, gift baskets and food gift items grew nicely during the period, while customer demand for home decor gift items came in below our expectations. Looking ahead into the second half of our fiscal year, it's worth noting that, unlike most specialty retailers, we have two strong quarters ahead of us including our current fiscal third quarter, with the Valentine's Day holiday, and our fiscal fourth quarter, which includes Easter, Passover, Professional Administrative Assistants' Week, Mother's Day and Father's Day."

McCann also reaffirmed the Company's full-year guidance, which calls for total revenue growth in a range of 7-to-10 percent and EPS growth in excess of 75 percent compared with fiscal 2003.
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1-800-FLOWERS.COM  Expects Fiscal 2004 Second Quarter  Revenues of $213 million,
pg. 2:



The Company plans to issue a press release on January 20, 2004 announcing full financial results for its fiscal 2004-second quarter ended December 28, 2003. A conference call will be held on the same day at approximately 11:00 a.m. (ET). The conference call will be web cast live from the Investor Relations section of the Company's website.

About 1-800-FLOWERS.COM(R)
For more than 25 years, 1-800-FLOWERS.COM has helped millions of customers connect to the people they care about with a broad range of thoughtful gifts, award-winning customer service and its unique technology and fulfillment infrastructure. The Company's product line - including flowers, plants, gourmet foods, candies, gift baskets and other unique gifts - is available to customers around the world via: the Internet (www.1800flowers.com); by calling 1-800-FLOWERS(R) (1-800-356-9377) 24 hours a day; or by visiting one of the Company-operated or franchised stores. The Company's collection of thoughtful gifting brands includes home decor and garden merchandise from Plow & Hearth(R) (phone: 1- 800-627-1712 and web: www.plowandhearth.com), premium popcorn and other food gifts from The Popcorn Factory(R) (phone: 1-800-541-2676 and web: www.thepopcornfactory.com), gourmet food products from GreatFood.com(R) (www.greatfood.com), and children's gifts from HearthSong(R) (www.hearthsong.com) and Magic Cabinsm (www.magiccabin.com). The Company's Class A common stock is listed on the NASDAQ National Market (ticker symbol "FLWS").

Special Note Regarding Forward-Looking Statements:
A number of statements contained in this press release, other than statements of historical fact, are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. These risks and uncertainties include, but are not limited to: the Company's ability to achieve solid, cost efficient growth; its ability to maintain and enhance its online shopping web sites to attract customers; its ability to successfully introduce new products and product categories; its ability to maintain and enhance profit margins for its various products; its ability to provide timely fulfillment of customer orders; its ability to cost effectively acquire and retain customers; its ability to continue growing revenues; its ability to compete against existing and new competitors; its ability to manage expenses associated with necessary general and administrative and technology investments; its ability to cost efficiently manage inventories; its ability to achieve enhanced bottom line results; its ability to leverage its operating infrastructure; its ability to achieve its stated results guidance for fiscal 2004, and general consumer sentiment and economic conditions that may affect levels of discretionary customer purchases of the Company's products. For a more detailed description of these and other risk factors, please refer to the Company's SEC filings including the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company expressly disclaims any intent or obligation to update any of the forward looking statements made in this release or in any of its SEC filings except as may be otherwise stated by the Company.
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